Exhibit 4.1

SINCLAIR BROADCAST GROUP, INC., as Issuer,

and

WACHOVIA BANK, NATIONAL ASSOCIATION, FORMERLY FIRST UNION
NATIONAL BANK, as Trustee

NINTH SUPPLEMENTAL INDENTURE

Dated as of May 13, 2005

$166,851,650.00

6% Convertible Subordinated Debentures due 2012

TABLE OF CONTENTS

PARTIES

RECITALS

ARTICLE ONE	RELATION TO INDENTURE; GENERAL PROVISIONS

Section 101.	Relation to Indenture
Section 102.	General Provisions

ARTICLE TWO	AMENDMENT TO THE INDENTURE

Section 201.	Definitions
“1997 Indenture”
“Change of Control”
“Existing Indentures”
“Existing Notes”
“Fair Market Value”
“Issue Date”
“Payment Default”
“Permitted Holders”
“Restricted Subsidiary”
“Senior Indebtedness”
“Senior Subordinated Indebtedness”
Section 202.	Other Definitions
Section 203.	Establishment of Series
Section 204.	Form of Debt Securities
Section 205.	Conversion Rights
Section 206.	Remedies
Section 207.	Supplemental Indentures
Section 208.	Change of Control
Section 209.	Redemption of Debt Securities
Section 210.	Suspension of Payment When Senior Indebtedness in Default

ARTICLE THREE MISCELLANEOUS

Section 301.	Continued Effectiveness of Indenture
Section 302.	Purpose

i

ii

NINTH SUPPLEMENTAL INDENTURE, dated as of May 13, 2005 (the “Ninth Supplemental Indenture”), between SINCLAIR BROADCAST GROUP, INC., a Maryland corporation (the “Company”) and WACHOVIA BANK, NATIONAL ASSOCIATION, FORMERLY FIRST UNION NATIONAL BANK, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

The Company has executed and delivered the Subordinated Indenture, dated as of December 17, 1997 (the “Base Indenture”) to the Trustee to provide for the future issuance of the Company’s unsecured subordinated debentures, notes or other evidence of indebtedness (the “Securities”) thereto, to be issued from time to time in one or more series as might be determined by the Company under the Base Indenture, as may thereafter be supplemented;

Pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its “6% Convertible Subordinated Debentures due 2012” (the “Debt Securities”), the terms, provisions and conditions of such Debt Securities and the form thereof to be set forth as provided in the Base Indenture as supplemented by this Ninth Supplemental Indenture;

Section 901 of the Base Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Base Indenture without the consent of holders of Securities for, among other things, the purpose of establishing the forms and terms of securities of any series as permitted by Sections 201 and 301 thereof and to add to, change or eliminate any of the provisions of the Base Indenture in respect of one or more series of Securities to be issued thereunder; and

All things necessary to make the Debt Securities when executed by the Company and authenticated and delivered by the Trustee, the valid and binding obligations of the Company and to make this Ninth Supplemental Indenture a valid and binding supplemental indenture and agreement according to its terms, have been done;

NOW THEREFORE, in consideration of the premises and the purchase and acceptance of the Debt Securities by the holders thereof, and for the purpose of setting forth the terms, provisions and conditions of the Debt Securities and the form thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE ONE

RELATION TO INDENTURE;  GENERAL PROVISIONS

Section 101.  Relation to Indenture. This Ninth Supplemental Indenture constitutes an integral part of the Base Indenture but is effective only with respect to the Debt Securities issued under the Indenture.

Section 102.  General Provisions. For all purposes of this Ninth Supplemental Indenture:

(a)                                  references herein to the Indenture shall mean the Base Indenture as supplemented by this Ninth Supplemental Indenture;

(b)                                 a term defined in the Base Indenture has the same meaning when used in this Ninth Supplemental Indenture unless otherwise defined herein (in which case the definition set forth herein shall govern);

(c)                                  a term defined anywhere in this Ninth Supplemental Indenture has the same meaning throughout;

(d)                                 the singular includes the plural and vice versa;

(e)                                  headings are for convenience of reference only and do not affect interpretation;

(f)                                    all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;

(g)                                 all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(h)                                 the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(i)                                     all references to $, US$, dollars or United States dollars shall refer to the lawful currency of the United States of America.

ARTICLE TWO

AMENDMENT TO THE INDENTURE

Section 201.  Definitions. Section 101 of the Indenture is amended so that the following definitions are amended, restated or added in alphabetical order:

“1997 Indenture” means the Indenture, dated July 2, 1997, between the Company, the guarantors signatory thereto and the Trustee, under which the 9% Senior Subordinated Notes due 2007 were issued.

“Change of Control”  means the occurrence of any of the following events:  (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total outstanding Voting Stock of the Company, provided that the Permitted Holders “beneficially own” (as so defined) a lesser percentage of such Voting Stock than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board or whose nomination for election by the shareholders of the Company, was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office; (iii) the Company consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or where (A) the outstanding Voting Stock of the Company is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Disqualified Equity Interests or (y) cash, securities and other property (other than Equity Interests of the surviving corporation) in an amount which could be paid by the Company as a Restricted Payment in accordance with Section 1009 of the 1997 Indenture as in effect on September 23, 1997, without giving effect to any later amendments thereto (and such amount shall be treated as a Restricted Payment subject to the provisions described under

Section 1009 of the 1997 Indenture) and (B) no “person” or “group” other than Permitted Holders owns immediately after such transaction, directly or indirectly, more than the greater of (1) 40% of the total outstanding Voting Stock of the surviving corporation and (2) the percentage of the outstanding Voting Stock of the surviving corporation owned, directly or indirectly, by Permitted Holders immediately after such transaction; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under Article Eight.

“Existing Indentures”  means the indentures relating to the Existing Notes.

“Existing Notes”  means the Company’s 10% Senior Subordinated Notes due 2003, the Company’s 10% Senior Subordinated Notes due 2005 and the Company’s 9% Senior Subordinated Notes due 2007.

“Fair Market Value”  means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

“Issue Date”  means June 15, 2005.

“Payment Default”  means any default in payment of principal of, premium, if any, or interest on any Senior Indebtedness.

“Permitted Holders”  means as of the date of determination (i) any of David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith; (ii) family members or the relatives of the Persons described in clause (i); (iii) any trusts created for the benefit of the Persons described in clause (i), (ii) or (iv) or any trust for the benefit of any such trust; or (iv) in the event of the incompetence or death of any of the Persons described in clauses (i) and (ii), such Person’s estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Equity Interests of the Company.

“Restricted Subsidiary”  means a Subsidiary subject to the covenants or events of default under the agreements governing other indebtedness of the Company.

“Senior Indebtedness”  is defined as the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law whether or not allowable as a claim in such proceeding) on any Indebtedness of the Company (other than as otherwise provided in this definition), whether outstanding on the date of this Indenture or thereafter created, incurred or assumed, and whether at any time owing, actually or contingently, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Debt Securities.  Without limiting the generality of the foregoing, “Senior Indebtedness” shall include (i) the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law whether or not allowable as a claim in such proceeding) and all other obligations of every nature of the Company from time to time owed to the lenders (or their agent) under the Bank Credit Agreement; provided, however, that any Indebtedness under any refinancing, refunding or replacement of the Bank Credit Agreement shall not constitute Senior Indebtedness to the extent that the Indebtedness thereunder is by its express terms subordinate to any other Indebtedness of the Company, (ii) Indebtedness outstanding under the Founders’ Notes, (iii) existing and future Senior Subordinated Indebtedness of the Company and (iv) Indebtedness under Interest Rate Agreements.  Notwithstanding the foregoing, “Senior Indebtedness” shall not include (i) Indebtedness evidenced by the Debt Securities, (ii) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code, is without recourse to the Company, (iii) Indebtedness which is represented by Disqualified Equity Interests, (iv) any liability for foreign, federal, state, local or other taxes owed or owing by the Company, (v) Indebtedness of the Company to the extent such liability constitutes Indebtedness to a Subsidiary or any other Affiliate of the Company or any of such Affiliate’s subsidiaries, and (vi) Indebtedness owed by the Company for compensation to employees or for services.

“Senior Subordinated Indebtedness”  means the Existing Notes and all other Indebtedness ranking pari passu in right of payment with the Existing Notes.

Section 202.  Other Definitions.   Section 102 of the Indenture is amended so that the following definitions are added in alphabetical order:

Term	Defined in Section
“Change of Control Offer”	1010
“Change of Control Purchase Date”	1010
“Change of Control Purchase Notice”	1010
“Change of Control Purchase Price”	1010

Section 203.  Establishment of Series.  There is hereby established, pursuant to the authority granted under the Base Indenture, a series of Securities that shall be known and designated as the “6% Convertible Subordinated Debentures due 2012”, of the Company.  The Stated Maturity of the Debt Securities shall be September 15, 2012, and the Debt Securities shall each bear interest at the rate of 6% from June 15, 2005, or from the most recent Interest Payment Date to which interest has been paid, as the case may be, payable on September 15, 2005 and quarterly thereafter on December 15, March 15, June 15 and September 15 in each year, until the principal thereof is paid or duly provided for.

The aggregate principal amount of Debt Securities which may be authenticated and delivered is limited to $166,851,650.00 in principal amount of Debt Securities, except for Debt Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Debt Securities pursuant to Section 303, 304, 305, 306, 307, 906, 1010 or 1108 of the Base Indenture.

The principal of, premium, if any, and interest on the Debt Securities shall be payable at the office or agency of the Company maintained for such purpose; provided, however, that at the option of the Company interest may be paid by check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Security Register.  If any of the Debt Securities are held by the Depositary, payments of interest may be made by wire transfer to the Depositary.  The Trustee is hereby initially designated as the Paying Agent under this Indenture.

Article Fourteen of the Indenture - Guarantees - shall not apply to the Debt Securities.

Article Four of the Indenture - Defeasance and Covenant Defeasance - shall not apply to the Debt Securities.

The Debt Securities shall be redeemable as provided in Article Eleven of the Indenture.  The terms of redemption are set forth in the form of the Debt Security as set forth in Section 204 of this Ninth Supplemental Indenture.

The Debt Securities shall be subordinated in right of payment to Senior Indebtedness as provided in Article Twelve of the Indenture.

The Debt Securities shall be convertible into shares of the Company’s Class A Common Stock as provided in Section 205 of this Ninth Supplement Indenture.

The Debt Securities shall be redeemable, at the option of the Holder, upon a Change of Control as provided in Section 208 of this Ninth Supplemental Indenture.

Section 204.  Form of Debt Securities.   (a)  The form of the face of any Debt Security authenticated and delivered hereunder shall be substantially as follows:

SINCLAIR BROADCAST GROUP, INC.

6% CONVERTIBLE SUBORDINATED DEBENTURE DUE 2012

No. 1	$ 166,851,650

SINCLAIR BROADCAST GROUP, INC., a Maryland corporation (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO. or registered assigns, the principal sum of One Hundred Sixty Six Million Eight Hundred Fifty One Thousand Six Hundred Fifty United States dollars ($166,851,650) on September 15, 2012, at the office or agency of the Company referred to below, and to pay interest thereon from June 15, 2005, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly on September 15, December 15, March 15 and June 15, in each year, commencing September 15, 2005 at the rate of 6% per annum, in United States dollars, until the principal hereof is paid or duly provided for.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be March 1, June 1, September 1 and December 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.  Any such interest not so punctually paid, or duly provided for, and interest on such defaulted interest at the interest rate borne by the Debt Securities, to the extent lawful, shall forthwith cease to be payable to the Holder on such Regular Record Date, and may be paid to the Person in whose name this Debt Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Debt Securities not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debt Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of, premium, if any, and interest on this Debt Security will be made at the office or agency of the Company maintained for that purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the address of the Person entitled thereto as such address shall appear on the Security Register.  If any of the Debt Securities are held by the Depositary, payments of interest to the Depositary may be made by wire transfer to the Depositary.  Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

Reference is hereby made to the further provisions of this Debt Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof or by the authenticating agent appointed as provided in the Indenture by manual signature, this Debt Security shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by the manual or facsimile signature of its authorized officers and its corporate seal to be affixed or reproduced hereon.

Dated: June 15, 2005	SINCLAIR BROADCAST GROUP, INC.

	By:	/s/ David Smith

Attest:

[SEAL]

/s/ J. Duncan Smith
Secretary

(b)                                 The form of the reverse of the Debt Securities shall be substantially as follows:

SINCLAIR BROADCAST GROUP, INC.

6% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2012

This Debt Security is one of a duly authorized issue of Securities of the Company designated as its “6% Convertible Subordinated Debentures due 2012” (herein called the “ Debt Securities”), limited (except as otherwise provided in the Indenture referred to below) in aggregate principal amount to $ 166,851,650  issued under an indenture (herein called the “Indenture”), dated as of December 17, 1997, as supplemented by the Ninth Supplemental Indenture thereto, dated as of May 13, 2005, among the Company and Wachovia Bank, National Association, formerly First Union

National Bank, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the Holders of the Debt Securities, and of the terms upon which the Debt Securities are, and are to be, authenticated and delivered.

The Indebtedness evidenced by the Debt Securities is, to the extent and in the manner provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, whether Outstanding on the date of the Indenture or thereafter, and this Debt Security is issued subject to such provisions.  Each Holder of this Debt Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Trustee his attorney-in-fact for such purpose.

The Indenture contains provisions for conversion of the Debt Securities, at the option of the Holder, into shares of Class A Common Stock, par value $.01 per share, of the Company at any time prior to the Maturity Date, at a conversion rate and under circumstances and conditions set forth therein.

The Debt Securities are subject to redemption at any time on or after December 15, 2000, at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days’ prior notice by first-class mail in amounts of $1,000 or an integral multiple of $1,000 or such other denominations as may be authorized by the Company at the following redemption prices (expressed as a percentage of the principal amount), if redeemed during the 12-month period beginning September 15 of the years indicated below (December 15, in the case of 2000):

Year	Redemption Price

2000	104.20%
2001	103.60
2002	103.00
2003	102.40
2004	101.80%
2005	101.20
2006	100.60
2007 and thereafter	100.00

in each case together with accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on relevant Regular Record Dates to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).  If less than all of the Debt Securities are to be redeemed, the Trustee shall select the Debt Securities or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable.

Upon the occurrence of a Change of Control, each Holder may require the Company to repurchase all or a portion of such Holder’s Debt Securities in an amount of $1,000 or integral multiples of $1,000 or such other denominations as may be authorized by the Company, at a purchase price in cash equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase.

In the case of any redemption of Debt Securities, interest installments whose Stated Maturity is on or prior to the Redemption Date will be payable to the Holders of such Debt Securities of record as of the close of business on the relevant record date referred to on the face hereof.  Debt Securities (or portions thereof) for whose redemption and payment provision is made in accordance with the Indenture shall cease to bear interest from and after the date of redemption.

In the event of redemption of this Debt Security in part only, a new Debt Security or Debt Securities for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

If an Event of Default shall occur and be continuing, the principal amount of all the Debt Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

If this Debt Security is in certificated form, then as provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Debt Security is registrable on the Security Register of the Company, upon surrender of this Debt Security for registration of transfer at the office or agency of the Company maintained for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or its attorney duly authorized in writing, and thereupon one or more new Debt Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

If this Debt Security is a Global Security, except as described below, it is not exchangeable for a Debt Security or Securities in certificated form. The Securities will be delivered in certificated form if (i) the Depositary ceases to be registered as a clearing agency under the Exchange Act or is no longer willing or able to provide securities depository services with respect to the Securities and a successor depositary is not appointed by the Company within 90 days and (ii) the Company, in its sole discretion, so determines and (iii) there shall have occurred an Event of Default or an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default with respect to the Securities represented by such Global Security and such Event of Default or event continues for a period of 90 days.  Upon any such issuance, the Trustee is required to register such certificated Debt Security in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof).

The Indenture permits, with certain exceptions (including certain amendments permitted without the consent of any Holders) as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a specified percentage in aggregate principal amount of the Debt Securities at the time Outstanding.  The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Debt Securities at the time Outstanding, on behalf of the Holders of all the Debt Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past Defaults under the Indenture and their consequences.  Any such consent or waiver by or on behalf of the Holder of this Debt Security shall be conclusive and binding upon such Holder and upon all future Holders of this Debt Security and of any Debt Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Debt Security.

No reference herein to the Indenture and no provision of this Debt Security or of the Indenture shall alter or impair the obligation of the Company which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Debt Security at the times, place, and rate, and in the coin or currency, herein prescribed, subject to the subordination provisions of the Indenture.

The Debt Securities if issued in certificated form are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof or such other denominations as may be authorized by the Company.  As provided in the Indenture and subject to certain limitations therein set forth, the Debt Securities are exchangeable for a like aggregate principal amount of Debt Securities of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any registration of transfer or exchange or redemption of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to and at the time of due presentment of this Debt Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Debt Security is registered as the owner hereof for all purposes (subject to provisions with respect to record dates for the payment of interest), whether or not this Debt Security is overdue, and neither the Company, the Trustee nor any agent shall be affected by notice to the contrary.

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF).

All terms used in this Debt Security which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

(c)                            The form of conversion notice shall be substantially as follows:

TO SINCLAIR BROADCAST GROUP, INC.:

The undersigned registered owner of this Security hereby irrevocably exercises the option to convert this Security, or the portion hereof (which is $1,000 or a multiple thereof or such other denominations as may be authorized by the Company) designated below, into shares of Class A Common Stock in accordance with the terms of the Indenture referred to in this Security, and directs that the shares issuable and deliverable upon the conversion, together with any check in payment for a fractional share and any Security representing any unconverted principal name has been provided below.  If this Notice is being delivered on a date after the close of business on a Regular Record Date and prior to the close of business on the related Interest Payment Date, this Notice is accompanied by payment in same day funds, or other funds acceptable to the Company, of an amount equal to the interest payable on such Interest Payment Date on the principal of this Security to be converted (unless this Security has been called for redemption).  If shares or any portion of this Security not converted are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.  Any amount required to be paid by the undersigned on account of interest accompanies this Security.

Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Trustee or agent responsible for conversion, which requirements include the membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such “signature guarantee program” as may be determined by the Trustee in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended, if shares of Class A Common Stock are to be delivered, or Securities are to be issued, other than to and in the name of the registered owner.

Signature Guarantee

Fill in for registration of shares of Class A Common Stock if they are to be delivered, or Securities if they are to be issued, other than to and in the name of the registered owner:

(Name)

(Street Address)

(City, State and zip code)

(Please print name and address

Register:	☐ Class A Common Stock
☐ Securities

(Check appropriate line(s)).

Principal amount to be converted (if less than all):

$ ,000

Social Security or other Taxpayer Identification Number of owner

Section 205.  Conversion Rights.   The following is added as Article Fifteen of Indenture following Article Fourteen:

“ARTICLE FIFTEEN

CONVERSION OF THE DEBT SECURITIES

Section 1501.  Conversion Privilege and Conversion Price.  The Holder of any Debt Security will have the right, at the Holder’s option, to convert the principal amount thereof (or any portion thereof that is an integral multiple of $1,000 or such other denomination as may be authorized by the Company) into shares of Class A Common Stock at any time prior to Maturity, initially at the conversion price in effect on the Series D Convertible Exchangeable Preferred Stock, par value $.01 per share, of the Company at the date of exchange of the Convertible Exchangeable Preferred Stock for Debt Security (subject to adjustments as described in paragraphs (a), (b), (c), (d), (e), (f) and (i) of Section 1504 below); provided except that if a Debt Security is called for redemption, the conversion right will terminate on the close of business on the second business day preceding the date fixed for redemption.

Section 1502.  Exercise of Conversion Privilege.  In order to exercise the conversion privilege, the Holder of any Debt Security shall surrender such Debt Security, duly endorsed or assigned to the Company or in blank, at any office or agency of the Company maintained pursuant to Section 1002 of the Indenture, accompanied by written notice to the Company in the form provided in the Debt Security (or such other notice as is acceptable to the Company) at such office or agency that the Holder of Debt Securities elects to convert such Debt Security or, if less than the entire principal amount thereof is to be converted, the portion thereof to be converted.  Debt Securities surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the close of business on such Interest Payment Date shall (except in the case of Debt Securities or portions thereof which have been called for redemption) be accompanied by payment in same day funds of an amount equal to the interest payable on such Interest Payment Date on the principal amount being surrendered for conversion.  Except as provided in the immediately preceding sentence, no payment of interest or no adjustment in respect of dividends shall be made upon any conversion of any Debt Security.

Debt Securities shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such Debt Securities for conversion in accordance with the foregoing provisions, and at such time the rights of the Holders of such Debt Securities as Holders shall cease, and the Person or Persons entitled to receive the Class A Common Stock issuable upon conversion shall be treated for all purposes of the record holder or holders of such Class A Common Stock as and after such time.  As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver at such office or agency a certificate or certificates for the number of full shares of Class A Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share, as provided in Section 1503.

In the case of any Debt Security which is converted in part only, upon such conversion the Company shall execute and the Trustee shall authenticate and deliver to the Holder thereof, at the expense of the Company, a new Debt Security or Debt Securities of authorized denominations in aggregate principal amount equal to the unconverted portion of the principal amount of such Debt Security.

Section 1503.  Fractions of Shares.  No fractional shares of Class A Common Stock shall be issued upon conversion of Debt Securities unless the Company determines to issue fractional shares.  If more than one Debt Security shall be surrendered for conversion at one time by the same Holder, the number of full shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Debt Securities (or specified portions thereof) so surrendered.  Instead of any fractional share of such Class A Common Stock which would otherwise be issuable upon conversion of any Debt Security or Debt Securities (or specified portions thereof), the Company may pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Closing Price (as hereinafter defined) at the close of business on the day of conversion (or, if such day is not a Trading Day (as hereafter defined), on the Trading Day immediately preceding such day).

Section 1504.  Adjustment of Conversion Price.  (a)                                    In case the Company shall pay or make a dividend or other distribution on Common Stock exclusively in Common Stock or shall pay or make a dividend or other distribution on any other class of capital stock of the Company which dividend or distribution includes Common Stock, the conversion price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be reduced by multiplying such conversion price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination.  For the purpose of this paragraph (a), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company.  The Company shall not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

(b)                                 Subject to paragraph (g) of this Section, in case the Company shall pay or make a dividend or other distribution on Common Stock consisting exclusively of, or shall otherwise issue to all holders of any class of Common Stock, rights or warrants entitling the holders thereof to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price (determined as provided in paragraph (h) of this Section) on the date fixed for the determination of shareholders entitled to receive such rights or warrants, the conversion price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such conversion price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination.  For the purposes of this paragraph (b), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company.  The Company shall not issue any rights or warrants in respect of shares of Common Stock held in the treasury of the Company.

(c)                                  In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which subdivision or combination becomes effective.

(d)                                 Subject to the last sentence of this paragraph (d) and to paragraph (g) of this Section, in case the Company shall, by dividend or otherwise, distribute to all holders of any class of Common Stock evidences of its indebtedness, shares of any class of its capital stock, cash or other assets (including securities, but excluding any rights or warrants referred to in paragraph (b) of this Section, excluding any dividend or distribution paid exclusively in cash and excluding any dividend or distribution referred to in paragraph (a) of this Section), the conversion price shall be reduced by multiplying the conversion price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to such distribution by a fraction of which the numerator shall be the Current Market Price (determined as provided in paragraph (h) of this Section) on such date less the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) on such date of the portion of the evidences of indebtedness, shares of capital stock, cash and other assets to be distributed applicable to one share of Common Stock and the denominator shall be such Current Market Price, such reduction to become effective immediately prior to the opening of business on the day following such date.  If the Board of Directors determines the fair market value of any distribution for purposes of this paragraph (d) by reference to the actual or when-issued trading market for any securities comprising part or all of such distribution, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price pursuant to paragraph (h) of this Section, to the extent possible.  For purposes of this paragraph (d), any dividend or distribution that includes shares of Common Stock, rights or warrants to subscribe for or purchase shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock shall be deemed to be (x) a dividend or distribution of the evidences of indebtedness, cash, assets or shares of capital stock other than such shares of Common Stock, such rights or warrants or such convertible or exchangeable securities (making any conversion price reduction required by this paragraph (d)) immediately followed by (y) in the case of such shares of Common Stock or such rights or warrants, a dividend or distribution thereof (making any further conversion price reduction required by paragraph (a) and (b) of this Section, except any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding at the close of business on the date fixed for such determination” within the meaning of paragraph (a) of this Section), or (z) in the case of such convertible or exchangeable securities, a dividend or distribution of the number of shares of Common Stock as would then be issuable upon the conversion or exchange thereof, whether or not the conversion or exchange of such securities is subject to any conditions (making any further conversion price reduction required by paragraph (a) of this Section, except the shares deemed to constitute such dividend or distribution shall not be deemed “outstanding at the close of business on the date fixed for such determination” within the meaning of paragraph (a) of this Section).

(e)                                  In case the Company shall, by dividend or otherwise, at any time distribute to all holders of any class of Common Stock cash (excluding any cash that is distributed as part of a distribution referred to in paragraph (d) of this Section or in connection with a transaction to which Section 1511 applies) in an aggregate amount that, together with (A) the aggregate amount of any other distributions to all holders of any class of Common Stock made exclusively in cash within the 12 months preceding the date fixed for the determination of shareholders entitled to such distribution and in respect of which no conversion price adjustment pursuant to this paragraph (e) has been made previously and (B) the aggregate of any cash plus the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) as of such date of determination of consideration payable in respect of any tender offer by the Company or a Subsidiary for all or any portion of Common Stock consummated within the 12 months preceding such date of determination and in respect of which no conversion price adjustment pursuant to paragraph (f) of this Section has been made previously, exceeds 12.5% of the product of the Closing Price on such date of determination times the number of shares of Common Stock outstanding on such date, the conversion price shall be reduced by multiplying the conversion price in effect immediately prior to the close of business on such date of determination by a fraction of which the numerator shall be the Current Market Price (determined as provided in paragraph (h) of this Section) on such date less the amount of cash to be distributed at such time and the amounts referred to in clauses (A) and (B) above applicable to one share of Common Stock and the denominator shall be such Current Market Price, such reduction to become effective immediately prior to the opening of business on the day after such date.

(f)                                    In case a tender offer made by the Company or any Subsidiary for all or any portion of Common Stock shall be consummated and such tender offer shall involve an aggregate consideration having a fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) as of the last time (the “Expiration Time”) that tenders may be made pursuant to such tender offer (as it shall have been amended) that, together with (A) the aggregate of the cash plus the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) as of the Expiration Time of the other consideration paid in respect of any other tender offer by the Company or a Subsidiary for all or any portion of Common Stock consummated within the 12 months preceding the Expiration Time and in respect of which no conversion price adjustment pursuant to this paragraph (f) has been made previously and (B) the aggregate amount of any distributions to all holders of any class of Common Stock made exclusively in cash within the 12 months preceding the Expiration Time and in respect of which no conversion price adjustment pursuant to paragraph (e) of this Section has been made previously, exceeds 12.5% of the product of the Closing Price immediately prior to the Expiration Time times the number of shares of Common Stock outstanding (including any tendered shares) at the Expiration Time, the conversion price shall be reduced by multiplying the conversion price in effect immediately prior to the Expiration Time by a fraction of which the numerator shall be (x) the product of the Current Market Price (determined as provided in paragraph (h) of this Section) immediately prior to the Expiration Time times the number of shares of Common Stock outstanding (including any tendered shares) at the Expiration Time minus (y) the fair market value (determined as aforesaid) of the aggregate consideration payable to shareholders upon consummation of such tender offer and the amounts referred to in (A) and (B) above and the denominator shall be the product of (A) such Current Market Price times (B) such number of outstanding shares at the Expiration Time minus the number of shares accepted for payment in such tender offer (the “Purchased Shares”), such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time; provided, that if the number of Purchased Shares or the aggregate consideration payable therefor have not been finally determined by such opening of business, the adjustment required by this paragraph (f) shall, pending such final determination, be made based upon the preliminarily announced results of such tender offer, and, after such final determination shall have been made, the adjustment required by this paragraph (f) shall be made based upon the number of Purchased Shares and the aggregate consideration payable therefor as so finally determined.

(g)                                 The reclassification of any class of Common Stock into securities which include securities other than Common Stock (other than any reclassification upon a consolidation or merger to which Section 1511 applies) shall be deemed to involve (i) a distribution of such securities other than Common Stock to all holders of such class of Common Stock (and the effective date of such reclassification shall be deemed to be “the date fixed for the determination of shareholders entitled to such distribution” within the meaning of paragraph (d) of this Section), and (ii) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be “the day upon which such subdivision becomes effective” or “the day upon which such combination becomes effective,” as the case may be, and “the day upon which such subdivision or combination becomes effective” within the meaning of paragraph (c) of this Section).

Rights or warrants issued by the Company to all holders of any class of Common Stock entitling the holders thereof to subscribe for or purchase shares of Common Stock (either initially or under certain circumstances), which rights or warrants (i) are deemed to be transferred with such shares of Common Stock, (ii) are not exercisable and (iii) are also issued in respect of future issuances of Common Stock, in each case in clauses (i) through (iii) until the occurrence of a specified event or events (“Trigger Event”), shall for purposes of this Section 1504 not be deemed issued until the occurrence of the earliest Trigger Event.  If any such rights or warrants, including any such existing rights or warrants distributed prior to the date of this Indenture, are subject to subsequent events, upon the occurrence of each of which such rights or warrants shall become exercisable to purchase different securities, evidences of indebtedness or other assets, then the occurrence of each such event shall be deemed to be such date of issuance and record date with respect to new rights or warrants (and a termination or expiration of the existing rights or warrants without exercise by the holder thereof).  In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event with respect thereto, that was counted for purposes of calculating a distribution amount for which an adjustment to the conversion price under this Section 1504 was made, (1) in the case of any such rights or warrants which shall all have been redeemed or repurchased without exercise by any Holders thereof, the conversion price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants which shall have expired or been terminated without exercise by any holders thereof, the Conversion Price shall be readjusted as if such rights and warrants had not been issued.

(h)                                 For the purpose of any computation under this paragraph and paragraphs (b), (d) and (e) of this Section, the current market price per share of Common Stock (the “Current Market Price”) on any date shall be deemed to be the average of the daily Closing Prices for the 5 consecutive Trading Days before, and ending not later than, the date in question; provided, however, that if the “ex” date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the conversion price pursuant to paragraph (a), (b), (c), (d), (e) or (f) above occurs on or after the 5th Trading Day prior to the date in question and prior to the “ex” date for the issuance or distribution requiring such computation, the Closing Price for each Trading Day prior to the “ex” date for such other event shall be adjusted by multiplying such Closing Price by the same fraction by which the conversion price is so required to be adjusted as a result of such other event.  For the purpose of any computation under paragraph (f) of this Section, the Current Market Price on any date shall be deemed to be the average of the daily Closing Prices for the 5 consecutive Trading Days commencing on or after the latest (the “Commencement Date”) of (x) the date of commencement of the tender offer requiring such computation and (y) the date of the last amendment, if any, of such tender offer involving a change in the maximum number of shares for which tenders are sought or a change in the consideration offered; provided, however, that if the “ex” date for any event (other than the tender offer requiring such computation) that requires an adjustment to the conversion price pursuant to paragraph (a), (b), (c), (d), (e) or (f) above occurs on or after the Commencement Date and prior to the Expiration Time for the tender offer requiring such computation, the Closing Price for each Trading Day prior to the “ex” date for such other event shall be adjusted by multiplying such Closing Price by the same fraction by which the conversion price is so required to be adjusted as a result of such other event.  The closing price for any Trading Day (the “Closing Price”) shall be the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on such exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq Stock Market’s National Market or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on such National Market, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose.  For purposes of this paragraph, the term “Trading Day” means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are generally not traded on the applicable securities exchange or in the applicable securities market and the term “‘ex’

date,” (A) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Prices were obtained without the right to receive such issuance or distribution, (B) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, and (C) when used with respect to any tender offer means the first date on which the Common Stock trades regular way on such exchange or in such market after the last time that tenders may be made pursuant to such tender offer (as it shall have been amended).

(i)                                     The Company may make such reductions in the conversion price, in addition to those required by paragraphs (a), (b), (c), (d), (e) and (f) of this Section, (i) to the extent permitted by law, by any amount for any period of at least 20 days or (ii) as it considers to be advisable (as evidenced by a Board Resolution) in order that any event treated for federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.  Whenever the conversion price is reduced pursuant to the preceding sentence, the Company shall mail to Holders a notice of the reduction at least 15 days prior to the date the reduced conversion price takes effect, and such notice shall state the reduced conversion price and the period it will take effect.

(j)                                     No adjustment in the conversion price shall be required unless such adjustment (plus any other adjustments not previously made by reason of this paragraph (j)) would require an increase or decrease of at least 1% in the conversion price; provided, however, that any adjustments which by reason of this paragraph (j) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(k)                                  Notwithstanding any other provision of this Section 1504, no adjustment to the conversion price shall reduce the conversion price below the then par value per share of the Class A Common Stock, and any such purported adjustment shall instead reduce the conversion price to such par value.  The Company hereby covenants not to take any action to increase the par value per share of the Class A Common Stock.

Section 1505.  Notice of Adjustments of Conversion Price.   Whenever the conversion price is adjusted as herein provided:

(a)   the Company shall compute the adjusted conversion price in accordance with Section 1504 and shall prepare an Officers’ Certificate signed by the Treasurer of the Company setting forth the adjusted conversion price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed (with a copy to the Trustee) at each office or agency maintained for the purpose of conversion of Debt Securities pursuant to Section 1002 of the Indenture; and

(b)   a notice stating that the conversion price has been adjusted and setting forth the adjusted conversion price shall forthwith be prepared, and as soon as practicable after it is prepared, such notice shall be mailed by the Company to all Holders at their last addresses as they shall appear in the Security Register.  In the case of any adjustment pursuant to Section 1504(h)(i), such notice shall be mailed at least 15 days before the date the reduced conversion price shall take effect and shall state the reduced conversion price and the period it will be in effect.

Section 1506.  Notice of Certain Corporate Action.   In case:

(a)                                  the Company shall declare a dividend (or any other distribution) on Common Stock payable (i) otherwise than exclusively in cash or (ii) exclusively in cash in an amount that would require a conversion price adjustment pursuant to paragraph (e) of Section 1504; or

(b)                                 the Company shall authorize the granting to the holders of any class of Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights (excluding shares of capital stock or option for capital stock issued pursuant to a benefit plan for employees, officers or directors of the Company); or

(c)                                  of any reclassification of Common Stock (other than a subdivision or combination of the outstanding shares of Common Stock), or of any consolidation, merger or share exchange to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

(d)                                 of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

(e)                                  the Company or any Subsidiary shall commence a tender offer for all or a portion of outstanding shares of Common Stock (or shall amend any such tender offer to change the maximum number of shares being sought or the amount or type of consideration being offered therefor);

then the Company shall cause to be filed at each office or agency maintained pursuant to Section 1002 of the Indenture, and shall cause to be mailed to all Holders of Debt Securities at their last addresses as they shall appear in the Security Register, at least 21 days (or 11 days in any case specified in clause (a), (b) or (e) above) prior to the applicable record, effective or expiration date hereinafter specified, a notice stating (x)

the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record who will be entitled to such dividend, distribution, rights or warrants are to be determined, (y) the date on which such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up, or (z) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto).  Neither the failure to give any such notice nor any defect therein shall affect the legality or validity of any action described in clauses (a) through (e) of this Section 1506.

Section 1507.  Company to Reserve Class A Common Stock.   The Company shall at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued Class A Common Stock or out of the Class A Common Stock held in treasury, for the purpose of effecting the conversion of Debt Securities, the full number of shares of Class A Common Stock then issuable upon the conversion of all outstanding Debt Securities.

Section 1508.  Taxes on Conversions.   The Company will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Class A Common Stock on conversion of Debt Securities pursuant hereto.  The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Class A Common Stock in a name other than that of the Holder of the Debt Security or Debt Securities to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

Section 1509.  Covenant as to Class A Common Stock.   The Company covenants that all shares of Class A Common Stock which may be issued upon conversion of Debt Securities will upon issue be fully paid and nonassessable and, except as provided in Section 1508, the Company will pay all taxes, liens and charges with respect to the issue thereof.

Section 1510.  Cancellation of Converted Debt Securities.   All Debt Securities delivered for conversion shall be delivered to the Trustee to be canceled by or at the direction of the Trustee, which shall dispose of the same as provided in Section 1507 of the Indenture.

Section 1511.  Provisions of Consolidation, Merger or Sale of Assets.  In case of any reclassification of the Class A Common Stock, any consolidation of the Company with, or merger of the Company into, any other entity, any merger of any entity into the Company (other than a merger that does not result in a reclassification, conversion, exchange or cancellation of the outstanding shares of Class A Common Stock), any sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange whereby the Class A Common Stock is converted into other securities, cash or other property, then the Holder of Debt Securities then outstanding shall have the right thereafter, during the period that the Debt Securities shall be convertible, to convert that Debt Security only into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Class A Common Stock into which the Debt Securities would have been convertible immediately prior to the reclassification, consolidation, merger, sale, transfer or share exchange.  The kind and amount of securities into or for which the shares of Debt Securities will be convertible or redeemable after consummation of such transaction will be subject to adjustment as described above following the date of consummation of such transaction. The Company may not become a party to any such transaction unless the terms thereof are consistent with the foregoing and the surviving corporation in any such transaction agrees in writing to comply with the terms of the foregoing.”

Section 206.  Remedies.   Sections 501 and 502 of the Indenture are hereby replaced with the following for purposes of the Debt Securities only:

“Section 501.  Events of Default.

“Event of Default”, wherever used herein, means any one of the following events which has occurred and is continuing (whatever the reason for such Event of Default and whether it shall be occasioned by the provisions of Article Twelve or be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)                                  there shall be a default in the payment of any interest on any Debt Security when it becomes due and payable, and such default shall continue for a period of 30 days;

(b)                                 there shall be a default in the payment of the principal of (or premium, if any, on) any Debt Security at its Maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

(c)                                  (i) there shall be a default in the performance, or breach, of any covenant or agreement of the Company under this Indenture applicable to the Debt

Securities (other than a default in the performance or breach of a covenant or agreement which is specifically dealt with in clause (a) or (b) or in clause (ii) or (iii) of this clause (c)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (1) to the Company by the Trustee or (z) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities; (ii) there shall be a default in the performance or breach of the provisions of Article Eight of the Indenture; or (iii) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of Section 1010 of the Indenture;

(d)                                 one or more defaults shall have occurred under any agreements, indentures or instruments under which the Company or any Restricted Subsidiary then has outstanding Indebtedness in excess of $5,000,000 in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated;

(e)                                  there shall have been the entry by a court of competent jurisdiction of (i) a decree or order for relief in respect of the Company or any Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (ii) a decree or order adjudging the Company or any Restricted Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Restricted Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Restricted Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

(f)                                    (i) the Company or any Restricted Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (ii) the Company or any Restricted Subsidiary consents to the entry of a decree or order for relief in respect of the Company or such Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (iii) the Company or any Restricted Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, (iv) the Company or any Restricted Subsidiary (1) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or such Restricted Subsidiary or of any substantial part of its respective properties, (2) makes an assignment for the benefit of creditors or (3) admits in writing its inability to pay its debts generally as they become due, or (v) the Company or any Restricted Subsidiary takes any corporate action authorizing any such actions in this paragraph (i).

The Company shall deliver to the Trustee within five days after the occurrence thereof, written notice, in the form of an Officers’ Certificate, of any Default, its status and what action the Company is taking or proposes to take with respect thereto.  Unless the Corporate Trust Office of the Trustee has received written notice of an Event of Default of the nature described in this Section, the Trustee shall not be deemed to have knowledge of such Event of Default for the purposes of Article Five or for any other purpose.

Section 502.  Acceleration of Maturity; Rescission and Annulment.

If an Event of Default (other than an Event of Default specified in Sections 501(e) and (f)), shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Debt Securities Outstanding may, and the Trustee at the request of the Holders of not less than 25% in aggregate principal amount of the Debt Securities Outstanding shall, declare all unpaid principal of, premium, if any, and accrued interest on all the Debt Securities to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders of the Debt Securities); provided that so long as the Bank Credit Agreement is in effect, such declaration shall not become effective until the earlier of (a) five Business Days after receipt of such notice of acceleration from the Holders or the Trustee by the agent under the Bank Credit Agreement or (b) acceleration of the Indebtedness under the Bank Credit Agreement.  Thereupon the Trustee may, at its discretion, proceed to protect and enforce the rights of the Holders of the Debt Securities by appropriate judicial proceeding.  If an Event of Default specified in clause (e) or (f) of Section 501 occurs and is continuing, then all the Debt Securities shall ipso facto become and be immediately due and payable, in an amount equal to the principal amount of the Debt Securities, together with accrued and unpaid interest, if any, to the date the Debt Securities become due and payable, without any declaration or other act on the part of the Trustee or any Holder.  The Trustee or, if notice of acceleration is given by the Holders, the Holders shall give notice to the agent under the Bank Credit Agreement of any such acceleration.

At any time after such declaration of acceleration has been made but before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of a majority in aggregate principal amount of the Debt Securities Outstanding, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

(a)                                  the Company has paid or deposited with the Trustee a sum sufficient to pay

(i)             all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel,

(ii)          all overdue interest on all Debt Securities,

(iii)       the principal of and premium, if any, on any Debt Securities which have become due otherwise than by such declaration of acceleration and interest thereon at a rate borne by the Debt Securities, and

(iv)      to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Debt Securities; and

(b)                                 all Events of Default, other than the non-payment of principal of the Debt Securities which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 513.

No such rescission shall affect any subsequent Default or impair any right consequent thereon provided in Section 513.”

Section 207.  Supplemental Indentures.   Clauses (a), (b), (c), (d) and (e) of Section 902 of the Indenture are hereby replaced with the following for purposes of the Debt Securities only:

“(a)                      change the Stated Maturity of the principal of, or any installment of interest on, any Debt Security, or reduce the principal amount thereof or the rate of interest thereon or any premium, if any, payable upon the redemption thereof, or change the coin or currency in which the principal of any Debt Security or any premium, if any, or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);

(b)                           amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with Section 1010 of the Indenture, including, amending, changing or modifying any definitions with respect thereto;

(c)                            reduce the percentage in principal amount of the Outstanding Debt Securities, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver or compliance with certain provisions of this Indenture or certain defaults;

(d)                           modify any of the provisions of this Section, Section 513 or Section 1009, except to increase the percentage in principal amount of the Outstanding Debt Securities, the consent of whose Holders is required for any such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Debt Security affected thereby;

(e)                            except as otherwise permitted under Article Eight, consent to the assignment or transfer by the Company of any of its rights and obligations under this Indenture; or

(f)                              amend or modify any of the provisions of this Indenture relating to the subordination or conversion of the Debt Securities in any manner adverse to the Holders of the Debt Securities.”

Section 208.  Change of Control.   Section 1010, as set forth below, is added to Article Ten following Section 1009:

“Section 1010.  Purchase of Debt Securities upon a Change of Control.

(a)                                  If a Change of Control shall occur at any time, then each Holder of Debt Securities shall have the right to require that the Company purchase such Holder’s Debt Securities in whole or in part in integral multiples of $1,000, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 100% of the principal amount of such Debt Securities, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”), pursuant to the offer described in subsection (c) of this Section (the “Change of Control Offer”) and in accordance with the procedures set forth in Subsections (b), (c), (d) and (e) of this Section.

(b)                                 Within 30 days following any Change of Control, the Company shall notify the Trustee thereof and give written notice (a “Change of Control Purchase Notice”) of such Change of Control to each Holder by first-class mail, postage prepaid, at his address appearing in the Security Register stating or including:

(1)                                  that a Change of Control has occurred, the date of such event, and that such Holder has the right to require the Company to repurchase such Holder’s Debt Securities at the Change of Control Purchase Price;

(2)                                  the circumstances and relevant facts regarding such Change of Control (including but not limited to information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);

(3)                                  (i) the most recently filed Annual Report on Form 10-K (including audited consolidated financial statements) of the Company, the most recent subsequently filed Quarterly Report on Form 10-Q, as applicable, and any Current Report on Form 8-K of the Company filed subsequent to such Quarterly Report (or in the event the Company is not required to prepare any of the foregoing Forms, the comparable information that would have been provided had the Company been required to prepare such Forms), (ii) a description of material developments in the Company’s business subsequent to the date of the latest of such reports and (iii) such other information, if any, concerning the business of the Company which the Company in good faith believes will enable such Holders to make an informed investment decision;

(4)                                  that the Change of Control Offer is being made pursuant to this Section 1010(a) and that all Debt Securities properly tendered pursuant to the Change of Control Offer will be accepted for payment at the Change of Control Purchase Price;

(5)                                  the Change of Control Purchase Date which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act;

(6)                                  the Change of Control Purchase Price;

(7)                                  the names and addresses of the Paying Agent and the offices or agencies referred to in Section 1002;

(8)                                  that Debt Securities must be surrendered on or prior to the Change of Control Purchase Date to the Paying Agent at the office of the Paying Agent or to an office or agency referred to in Section 1002 to collect payment;

(9)                                  that the Change of Control Purchase Price for any Debt Security which has been properly tendered and not withdrawn will be paid promptly following the Change of Control Offer Purchase Date;

(10)                            the procedures for withdrawing a tender of Debt Securities and Change of Control Purchase Notice;

(11)                            that any Debt Security not tendered will continue to accrue interest; and

(12)                            that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Debt Security accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date.

(c)                                  Upon receipt by the Company of the proper tender of Debt Securities, the Holder of the Debt Security in respect of which such proper tender was made shall (unless the tender of such Debt Security is properly withdrawn) thereafter be entitled to receive solely the Change of Control Purchase Price with respect to such Debt Security.  Upon surrender of any such Debt Security for purchase in accordance with the foregoing provisions, such Debt Security shall be purchased by the Company at the Change of Control Purchase Price; provided, however, that installments of interest whose Stated Maturity is on or prior to the Change of Control Purchase Date shall be payable to the Holders of such Debt Securities, or one or more Predecessor Securities, registered as such on the relevant Regular Record Dates according to the terms and the provisions of Section 309.  If any Debt Security tendered for purchase shall not be so purchased upon surrender thereof, the principal thereof (and premium, if any, thereon) shall, until paid, bear interest from the Change of Control Purchase Date at the rate borne by such Debt Security.  Holders electing to have Debt Securities purchased will be required to surrender such Debt Securities to the Paying Agent at the address specified in the Change of Control Purchase Notice at least two Business Days prior to the Change of Control Purchase Date.  Any Debt Security that is to be purchased only in part shall be surrendered to a Paying Agent at the office of such Paying Agent (with, if the Company, the Security Registrar or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Security Registrar or the Trustee, as the case may be, duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Debt Security, without service charge, one or more new Debt Securities of any authorized denomination as requested by such Holder in an aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Debt Security so surrendered that is not purchased.

(d)                                 The Company shall (i) not later than the Change of Control Purchase Date, accept for payment Securities or portions thereof tendered pursuant to the Change of Control Offer, (ii) not later than 11:00 a.m. (New York City time) on the Change of Control Purchase Date, deposit with the Paying Agent an amount of cash sufficient to pay the aggregate Change of Control Purchase Price of all the Debt Securities or portions thereof which are to be purchased as of the Change of Control Purchase Date and (iii) not later than the Change of Control Purchase Date, deliver to the Paying Agent an Officers’ Certificate stating the Debt Securities or portions thereof accepted for payment by the Company.  The Paying Agent shall promptly mail or deliver to Holders of Debt Securities so accepted payment in an amount equal to the Change of Control Purchase Price of the Debt Securities purchased from each such Holder, and the Company shall execute and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Debt Security equal in principal amount to any unpurchased portion of the Debt Security surrendered.  Any Securities not so accepted shall be promptly mailed or delivered by the Paying Agent at the Company’s expense to the Holder thereof.  The Company will publicly announce the results of the Change of Control Offer on the Change of Control Purchase Date.  For purposes of this Section 1010, the Company shall choose a Paying Agent which shall not be the Company.

(e)                                  A Change of Control Purchase Notice may be withdrawn before or after delivery by the Holder to the Paying Agent at the office of the Paying Agent of the Debt Security to which such Change of Control Purchase Notice relates, by means of a written notice of withdrawal delivered by the Holder to the Paying Agent at the office of the Paying Agent or to the office or agency referred to in Section 1002 to which the related Change of Control Purchase Notice was delivered not later than three Business Days prior to the Change of Control Purchase Date specifying, as applicable:

(1)                                  the name of the Holder;

(2)                                  the certificate number of the Debt Security in respect of which such notice of withdrawal is being submitted;

(3)                                  the principal amount of the Debt Security (which shall be $1,000 or an integral multiple thereof unless the Company determines to issue Debt Securities in smaller denominations) delivered for purchase by the Holder as to which such notice of withdrawal is being submitted; and

(4)                                  the principal amount, if any, of such Debt Security (which shall be $1,000 or an integral multiple thereof) that remains subject to the original Change of Control Purchase Notice and that has been or will be delivered for purchase by the Company.

(f)                                    Subject to applicable escheat laws, as provided in the Debt Securities, the Trustee and the Paying Agent shall return to the Company any cash that remains unclaimed, together with interest or dividends, if any, thereon, held by them for the payment of the Change of Control Purchase Price; provided, however, that (x) to the extent that the aggregate amount of cash deposited by the Company pursuant to clause (ii) of paragraph (d) above exceeds the aggregate Change of Control Purchase Price of the Debt Securities or portions thereof to be purchased, then the Trustee shall hold such excess for the Company and (y) unless otherwise directed by the Company in writing, promptly after the Business Day following the Change of Control Purchase Date the Trustee shall return any such excess to the Company together with interest, if any, thereon.

(g)                                 The Company shall comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.”

Section 209.  Redemption of Debt Securities.   In accordance with Article Eleven of the Indenture, the following sets forth the terms and conditions on which the Debt Securities may be redeemed:

“Section 1101.  Rights of Redemption.

(a)  The Debt Securities may be redeemable, at the Company’s option, in whole or from time to time in part, at any time on or after December 15, 2000, upon not less than 30 nor more than 60 days’ prior notice by first class mail to each Holder of Debt Securities to be redeemed at its address appearing in the Security Register and prior to Maturity at the following redemption prices (“Redemption Prices”) (expressed as percentages of the principal amount) plus accrued interest to the dated fixed for such redemption (the “Redemption Date”) (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

(b)  If redeemed during the 12-month period beginning September 15, in the year indicated (December 15, in the case of 2000), the Redemption Price shall be:

Year	Redemption Price

2000	104.20%
2001	103.60
2002	103.00
2003	102.40
2004	101.80%
2005	101.20
2006	100.60
2007 and thereafter	100.00

Section 210.  Suspension of Payment When Senior Indebtedness in Default.  Section 1203 (a) of the Indenture is replaced with the following for purposes of the Debt Securities:

“(a)                                              Unless Section 1202 shall be applicable, upon the occurrence of a Payment Default or non-payment default with respect to Senior Indebtedness pursuant to which the maturity thereof has been accelerated, no payment or distribution of any assets of the Company of any kind or character (excluding Permitted Junior Securities) shall be made by the Company on account of principal of, premium, if any, or interest on, the Debt Securities or any other Indenture Obligations or on account of the purchase, redemption, defeasance or other acquisition of or in respect of the Debt Securities unless and until such Payment Default shall have been cured or waived or shall have ceased to exist or the Designated Senior Indebtedness with respect to which such Payment Default shall have occurred shall have been discharged or paid in full in cash or Cash Equivalents or in any other form as acceptable to the Holders of Senior Indebtedness, after which the

Company shall resume making any and all required payments in respect of the Debt Securities, including any missed payments.”

ARTICLE THREE

MISCELLANEOUS

Section 301.  Continued Effectiveness of Indenture.   Except as amended hereby, the Indenture shall continue in full force and effect.

Section 302.  Purpose.    The purpose of this Ninth Supplemental Indenture is to effect the amendments set forth herein.  The Company represents and warrants that all the conditions and requirements necessary to make this Ninth Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

Section 303.  Rights of Trustee.   The Trustee executes this Ninth Supplemental Indenture only on the condition that it shall have and enjoy with respect thereto all of the rights, duties, and immunities as set forth in the Indenture.

Section 304.  Successors and Assigns.   All covenants and agreements in this Ninth Supplemental Indenture by the Company and the Guarantors shall bind their respective successors and assigns, whether or not so expressed.

Section 305.  Separability Clause.   In case any provision in this Ninth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 306.  Benefits of Ninth Supplemental Indenture.    Nothing in this Ninth Supplemental Indenture or in the related Debt Securities, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any Paying Agent and the Holders of Debt Securities of any series created on or after the date hereof, any benefit or any legal or equitable right, remedy or claim under this Ninth Supplemental Indenture.

Section 307.  Governing Law.   This Ninth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in said state.

Section 308.  Counterparts.    The Ninth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

Section 309.  Effect of Headings and Table of Contents.   The Article and Section headings are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Ninth Supplemental Indenture to be duly executed, all as of the day and year first above written.

SINCLAIR BROADCAST GROUP, INC.,
as Issuer

Attest	/s/ Lucy Rutishauser	By:	/s/ David B. Amy
	Name: Lucy Rutishauser		Name: David B. Amy
	Title: VP Corporate Finance and Treasurer		Title: Executive Vice President and CFO

ATTEST:		TRUSTEE:

WACHOVIA BANK, NATIONAL ASSOCIATION (FORMERLY FIRST UNION NATIONAL BANK),
AS TRUSTEE

/s/ James D. Mahone		By:	/s/ Lee B. Bedell	(SEAL)
Lee B. Bedell, Vice President

STATE OF MARYLAND)
) ss.:
COUNTY OF BALTIMORE)

On the 13 day of May, 2005, before me personally came David B. Amy, to me known, who, being by me duly sworn, did depose and say that he resides at 10706 Beaver Dam Road, Hunt Valley, Maryland; that he is Executive Vice President of Sinclair Broadcast Group, Inc., the corporation described in and which executed the foregoing instrument; and that he signed his name thereto pursuant to authority of the Board of Directors of such corporation.

(NOTARIAL	SEAL)

/s/ Vicky D. Evans
Vicky D. Evans
Commission Expiration 8/1/2006

CITY OF RICHMOND
ss:
COMMONWEALTH OF VIRGINIA :

I HEREBY CERTIFY that on this 13 of May, 2005 before me, the subscriber, a Notary Public in and for the jurisdiction aforesaid, personally appeared in said jurisdiction Lee Bedell personally well known to me (or satisfactorily proven) to be the Vice President of Wachovia Bank, National Association, a national banking association, and personally well known to me (or satisfactorily proven) to be the person who executed the foregoing instrument; and acknowledged that, having authority so to do, he/she executed the foregoing instrument as the act and deed of said bank for the purposes therein contained, and delivered the same as such.

WITNESS my hand and Notarial Seal the year and day first above written.
/s/ Elizabeth A. Blanchard
Notary Public
My commission expires: 10/31/2005